                                                                      EXHIBIT 13

FIVE-YEAR SUMMARY OF SIGNIFICANT FINANCIAL INFORMATION

-----------------------------------------------------------------------------------------------------------------------------
   (IN THOUSANDS, EXCEPT PER
     SHARE AND STORE AMOUNTS)                 2001               2000             1999               1998              1997
-----------------------------------------------------------------------------------------------------------------------------
   Sales                                     $411,857          $385,245          $381,572          $392,303          $381,910
   Earnings before income taxes                23,016            17,053            10,650             5,590            24,842
   Net earnings                                14,659            10,867             6,816             3,556            15,324
   Earnings per common share
     Basic                                        .87               .65               .38               .18               .74
     Diluted                                      .85               .65               .38               .18               .72
   Total assets                               195,549           192,729           195,562           192,404           195,558
   Capital expenditures                        10,478             4,041             8,017             8,839             2,712
   Long-and short-term indebtedness                --            16,000            31,000            29,000            10,000
   Common shareholders' equity                100,603            82,552            76,867            77,152           106,691
-----------------------------------------------------------------------------------------------------------------------------
   Common shares outstanding, net              18,236            17,285            18,652            18,595            21,114
   Stores in operation                            439               443               453               462               481



QUARTERLY FINANCIAL DATA (UNAUDITED)

----------------------------------------------------------------------------------------------------------------------------------
   YEARS ENDED FEBRUARY 3, 2002 AND JANUARY 28, 2001 (IN THOUSANDS, EXCEPT PER
     SHARE AMOUNTS)

                                                                                                  PER COMMON SHARE
                                                                                     --------------------------------------------
                                                                                            NET EARNINGS
                                                GROSS             NET                --------------------------         CASH
                              SALES             PROFIT          EARNINGS             BASIC           DILUTED(*)       DIVIDEND
----------------------------------------------------------------------------------------------------------------------------------
2001
     First Quarter           $ 97,616          $ 48,419          $ 2,488          $       .15       $       .15       $        .04
     Second Quarter            86,815            43,723              590                  .04               .03                .04
     Third Quarter            103,753            52,074            3,728                  .22               .22                .04
     Fourth Quarter           123,673            66,326            7,853                  .46               .44                .04
----------------------------------------------------------------------------------------------------------------------------------
                             $411,857          $210,542          $14,659          $       .87       $       .85       $        .16
==================================================================================================================================
2000

     First Quarter           $ 98,123          $ 47,965          $ 2,183          $       .12       $       .12       $        .025
     Second Quarter            86,046            43,486              582                  .03               .03                .025
     Third Quarter             99,864            50,527            3,066                  .19               .19                .025
     Fourth Quarter           101,212            53,856            5,036                  .31               .31                .025
----------------------------------------------------------------------------------------------------------------------------------
                             $385,245          $195,834          $10,867          $       .65       $       .65       $        .10
==================================================================================================================================

(*) Per share amounts are based on average shares outstanding during each quarter and may not add to the total for the year.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

The following table presents the percentage of sales for the periods indicated and percentage changes from period to period of certain items included in the Consolidated Statement of Income:

                                                                                             PERCENT CHANGE
                                             PERCENT OF NET SALES                            FROM PRIOR YEAR
                                   ----------------------------------------         --------------------------------------
                                    2001             2000            1999            2001           2000            1999
                                   ------           ------          -------         ------         -------        --------
Sales                               100.0%          100.0%          100.0%           6.9%           1.0%          (2.7%)
Comparable store sales                                                               6.3%           2.0%           0.0%
Gross margin                         51.1%           50.8%           48.7%

Selling, general and
  administrative expenses            43.9%           44.5%           44.0%           5.5%           1.9%          (6.5%)
Pretax earnings                       5.6%            4.4%            2.8%          35.0%          60.1%          90.5%
Net earnings                          3.6%            2.8%            1.8%          34.9%          59.4%          91.7%

2001 VS 2000
Sales in 2001 increased $26.6 million from 2000, primarily due to a 6.3% increase in comparable store sales and an extra week during the 53-week fiscal year which added $8.2 million of sales. These increases were partially offset by a reduction in sales of $4.9 million from net store opening and closing activity. Hancock closed 32 stores and opened 28 in 2001, resulting in a total of 439 stores at year end.

Comparable store sales benefited from the continuing efforts to reposition Hancock's store base and to remerchandise its product mix to attract a broader group of consumers, while better serving the existing customer base. The store-within-a-store home decorating concept was first introduced in Hancock's stores in late 2000 and was rapidly expanded in 2001, growing from 37 units to 161 at year end. In addition, a home accents product line added in 1999 has continued to grow steadily as a logical extension of the home decorating business. During 2001, home decorating sales increased to 24% of total sales from 22% in 2000 as a result of the merchandising enhancements. Improvements in the productivity of advertising also contributed to higher comparable store sales in 2001. Despite spending $1.0 million less in advertising, sales increased $26.6 million over the previous year.

Hancock's gross margin improved in 2001 due to growth in the higher-margin home decorating categories, together with changes in advertising promotions which stressed value more than price. The effect of adjustments to the LIFO (last-in, first-out) reserve, reflecting inflation in inventories, was to reduce pretax earnings by $125 thousand in 2001 and by $650 thousand in 2000.

Selling, general and administrative expenses decreased as a percentage of sales in 2001 as a result of more efficient advertising and the leverage of fixed expenses created by the comparable store sales increase. Advertising expense decreased to 3.7% of sales in 2001 from 4.2% in 2000.

Interest expense decreased by $1.1 million in 2001 due to a declining interest rate environment and a reduction in average outstanding borrowings from $25 million to $18 million. At year end, no borrowings were outstanding under the Company's unsecured credit facility. Income tax expense increased by $2.2 million in 2001 due to the improvement in pretax earnings over 2000. The effective tax rate was 36.3% in both years.

2000 VS 1999
Sales in 2000 increased $3.7 million from 1999, primarily due to a 2.0% increase in comparable store sales. The increase was partially offset by a reduction in sales of $3.4 million from net store opening and closing activity. Hancock closed 19 stores and opened 9 in 2000 resulting in a total of 443 stores at year end.

Comparable store sales benefited from the continuing store repositioning strategy, new product additions in the home decorating and accessories category, and the positive impact of store remodels, including a store-within-a-store home decorating concept.

Hancock's gross margin increased due to additions of new, higher-margin products, ongoing reallocation of the mix of merchandise and continued close attention to routine obsolescence. The effect of adjustments to the LIFO reserve, reflecting inflation in inventories, was to reduce pretax earnings by $650 thousand in 2000 and to increase pretax earnings by $475 thousand in 1999.

Selling, general and administrative expenses increased as a percentage of sales in 2000 as a result of wage pressures during a period of low unemployment, higher costs in health and property/casualty insurance and increased utilities expense. More efficient use of advertising helped to offset a portion of the expense increases.

Interest expense decreased by $200 thousand in 2000 due to a decline in average outstanding borrowings from $34 million to $25 million, somewhat offset by a rising interest rate environment. Income tax expense increased by $2.4 million due to the improvement in pretax earnings over 1999. The effective tax rate was 36.3% in 2000 and 36.0% in 1999.

Financial Position

Hancock traditionally maintains a strong financial position as evidenced by the following information as of the end of fiscal years 2001, 2000 and 1999 (dollars in thousands):


                                                             2001                 2000                1999
                                                           --------            --------            --------
   Cash and cash equivalents                               $  6,914            $  3,891            $  6,904
   Net cash flows provided (used):
    Operating activities                                   $ 27,984            $ 22,848            $ 17,077
    Investing activities                                   $(10,395)           $ (3,635)           $(10,732)
    Financing activities                                   $(14,566)           $(22,226)           $ (6,400)
   Working Capital                                         $ 79,368            $ 79,877            $ 92,911
   Long-term indebtedness to total capitalization               0.0%               16.2%               28.7%

Historically, Hancock has financed its operations with internally generated cash flow. Over the past three years, cash flows from operations were sufficient to allow Hancock to repay $29 million of debt, purchase $22.5 million of property and equipment, pay $10.8 million of dividends and repurchase $8.4 million of treasury stock.

In prior years and continuing in 2001, the Company has repurchased over 12 million shares, or almost 40% of its outstanding stock. Hancock plans to use future cash in excess of operating needs and capital investment for the payment of cash dividends and the purchase of treasury stock as market and financial conditions dictate. As of February 3, 2002, 1,461,036 shares were available for repurchase under the Company's most recent authorization.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the recorded amount of assets and liabilities at the date of the financial statements and revenues and expenses during the period. Significant accounting policies employed by the Company, including the use of estimates and assumptions, are presented in the Notes to Consolidated
Financial Statements. Management bases its estimates on its historical experience, together with other relevant factors, in order to form the basis for making judgments which will affect the carrying values of assets and liabilities. On an ongoing basis, management evaluates its estimates and makes changes to carrying values as deemed necessary and appropriate. The Company believes that estimates related to the following areas involve a higher degree of judgment and/or complexity:

         Inventories are valued at the lower of cost or market; cost is determined by the LIFO method. As with other retailers, it is not practical to perform physical inventory counts for all stores on the last day of a period; therefore, certain assumptions must be made in order to record cost of sales and the related change in inventory for the period of time from each store's most recent physical count to the end of the period. Although, under certain circumstances, actual results could prove to be materially different from the estimates used, Hancock has consistently used the same methodology throughout its existence with dependable results, and management believes that it provides an inventory valuation which results in carrying inventory at the lower of cost or market.

         Workers' compensation, general liability and employee medical insurance programs are largely self-insured. It is the Company's policy to record its self-insurance liabilities using estimates of claims incurred but not yet reported or paid, based on historical trends and other relevant factors. Actual results can vary from estimates for many reasons including, among others, future inflation rates, claim settlement patterns, litigation trends and legal interpretations.

         Store closing reserves are based on estimates of net lease obligations and other store closing costs, including assumptions about anticipated future subleases of properties. If real estate leasing markets change, the reserves will have to be adjusted.

LIQUIDITY AND CAPITAL RESOURCES

Hancock's primary capital requirements are for the financing of inventories and, to a lesser extent, for capital expenditures relating to store locations and its distribution facility. Funds for such purposes are generated from Hancock's operations and, if necessary, supplemented by borrowings from commercial lenders.

Capital expenditures amounted to $10.5 million in 2001, $4.0 million in 2000 and $8.0 million in 1999. The capital costs associated with remodeling 235 stores and opening 80 new stores during the three-year period (including the Mae's Fabrics' stores acquired in 1999), purchasing and implementing a new merchandise management system, normal capital maintenance for stores and the distribution center and the purchase of the land and buildings for two new stores accounted for the majority of these expenditures.

Hancock estimates that capital expenditures for 2002 will approximate $8 to $10 million. Anticipated expenditures include the costs for approximately 40 planned new stores, the remodeling of approximately 100 stores and maintenance capital expenditures in the existing retail stores and distribution center. Internally generated funds are expected to be sufficient to finance anticipated capital requirements in the near term.

In addition to its operating cash flows, Hancock has two revolving credit facilities available with three banks which provide a total of $50 million of borrowing capacity under agreements signed on March 26, 2002. Management believes the total of $50 million is adequate for Hancock's foreseeable needs in the near term. As of February 3, 2002, the Company had no debt outstanding under its revolving credit agreements.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has no off-balance sheet financing arrangements.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

As disclosed in Note 6 to the Consolidated Financial Statements, the Company has arrangements with two banks that provide for up to $10 million in letters of credit. At February 3, 2002, Hancock had commitments under these arrangements of $3,520,000 to guarantee payment of potential future workers' compensation claims and $1,718,000 on issued letters of credit which support purchase orders for merchandise to be imported. Also, as discussed further in Note 7, Hancock leases its retail fabric store locations under operating leases expiring at various dates through 2022. The Company has no standby repurchase obligations or guarantees of other entities' debt.

RELATED PARTY TRANSACTIONS

Hancock has no balances with any related parties, nor has it had any material transactions with related parties during the three-year period reflected in the Consolidated Statement of Income.

EFFECTS OF INFLATION

The impact of inflation on labor and occupancy costs can significantly affect Hancock's operations. Many of Hancock's employees are paid hourly rates related to Federal and State minimum wage requirements; accordingly, any increases will affect Hancock. In addition, payroll taxes, employee benefits and other employee costs continue to increase. Health insurance costs, in particular, continue to rise at an unsettling rate in the United States each year, and higher employer contributions to the Company's pension plan have been necessary recently in light of weaker investment returns. Costs of leases for new store locations remain stable, but renewal costs of older leases continue to increase. Property and casualty insurance premiums are now increasing substantially after several years of soft pricing in the insurance industry. Hancock believes the practice of maintaining adequate operating margins through a combination of price adjustments and cost controls, careful evaluation of occupancy needs and efficient purchasing practices are the most effective tools for coping with increased costs and expenses.

Inflation is one of the key factors used in the calculation of the LIFO charge or credit to Cost of Sales. A deflationary trend in product costs in 1999, combined with inventory reductions, caused a LIFO credit. In 2000 and 2001, an increase in the PPI indices, which more than offset the effect of inventory reductions, resulted in a LIFO charge in both years.

SEASONALITY

Hancock's business is slightly seasonal. Peak sales periods occur during the fall and pre-Easter weeks, while the lowest sales periods occur during the summer and the month of January.

FORWARD-LOOKING STATEMENTS

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, financial items and results, plans for future expansion, store closures and other business development activities, capital spending or financing sources, capital structure and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, but are not limited to, stability of interest rates during periods of borrowings and the effects of regulation, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's suppliers and/or its distribution center and its stores, disruption in the Company's data processing services, and competitive changes, including, but not limited to, liquidations of inventory in Hancock's markets in connection with a competitor's store closings or need to dispose of old inventory.

RECENT ACCOUNTING PRONOUNCEMENTS

Recent accounting pronouncements include Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations", issued in July 2001 by the Financial Accounting Standards Board ("FASB"). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. The Company implemented SFAS No. 141 on July 1, 2001. This statement had no effect on the Company's consolidated financial position or results of operations.

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 changes the accounting for goodwill and other indefinite-lived intangible assets from an amortization method to an impairment-only approach. Amortization of goodwill and other indefinite-lived intangible assets will cease upon adoption of this statement. The Company is required to implement SFAS No. 142 on February 4, 2002. Therefore, goodwill amortization expense of $383,000 will not recur in future years; however, if the value of such goodwill is deemed impaired, a charge to earnings will be recorded for the impairment.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", effective for years beginning after December 15, 2001. This Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed of", but retains the fundamental provision of SFAS 121 for recognition and measurement of the impairment of long-lived assets to be held and used and measurement of long-lived assets to be held for sale. The statement requires that whenever events or changes in circumstances indicate that a long-lived asset's carrying value may not be recoverable, the asset should be tested for recoverability. The statement also requires that a long-lived asset classified as held for sale should be carried at the lower of its carrying value or fair value, less cost to sell. The Company has considered the provisions of SFAS 144 and believes it will not have a material effect on the financial statements upon adoption.

  CONSOLIDATED STATEMENT OF INCOME
-----------------------------------------------------------------------------------------------------
   YEARS ENDED FEBRUARY 3, 2002, JANUARY 28, 2001 AND
      JANUARY 30, 2000
        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)      2001                2000                 1999
-----------------------------------------------------------------------------------------------------
   Sales                                            $ 411,857           $ 385,245           $ 381,572
   Cost of goods sold                                 201,315             189,411             195,701
-----------------------------------------------------------------------------------------------------
     Gross profit                                     210,542             195,834             185,871
-----------------------------------------------------------------------------------------------------
   Expenses (income)
     Selling, general and administrative              180,731             171,269             168,041
     Depreciation and amortization                      5,628               5,289               4,800
     Interest expense                                   1,283               2,410               2,618
     Interest income                                     (116)               (187)               (238)
-----------------------------------------------------------------------------------------------------
     Total operating and interest expenses            187,526             178,781             175,221
-----------------------------------------------------------------------------------------------------
   Earnings before taxes                               23,016              17,053              10,650
   Income taxes                                         8,357               6,186               3,834
-----------------------------------------------------------------------------------------------------
   Net earnings and comprehensive income            $  14,659           $  10,867           $   6,816
=====================================================================================================
   Earnings per share
     Basic                                          $     .87           $     .65           $     .38
     Diluted                                        $     .85           $     .65           $     .38
=====================================================================================================
   Weighted average shares outstanding
     Basic                                             16,763              16,810              18,056
     Diluted                                           17,187              16,815              18,056
=====================================================================================================

   See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEET
-------------------------------------------------------------------------------------------
FEBRUARY 3, 2002 AND JANUARY 28, 2001
  (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)         2001                2000
-------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                   $   6,914           $   3,891
  Receivables, less allowance for doubtful
    accounts of $70 in 2001 and 2000                              1,339                 589
  Inventories                                                   135,672             138,657
  Prepaid expenses                                                1,317               1,677
-------------------------------------------------------------------------------------------
  Total current assets                                          145,242             144,814
Property and equipment, at depreciated cost                      30,607              25,616
Deferred tax assets                                               7,654              10,486
Pension payment in excess of required contribution                3,424               3,078
Other assets                                                      8,622               8,735
-------------------------------------------------------------------------------------------
  Total assets                                                $ 195,549           $ 192,729
-------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                            $  40,147           $  38,665
  Accrued liabilities                                            18,395              15,367
  Deferred tax liabilities                                        2,969               4,726
  Income taxes                                                    4,363               6,179
-------------------------------------------------------------------------------------------
  Total current liabilities                                      65,874              64,937
Long-term debt obligations                                           --              16,000
Postretirement benefits other than pensions                      21,871              21,278
Reserve for store closings                                        2,056               3,012
Other liabilities                                                 5,145               4,950
-------------------------------------------------------------------------------------------
  Total liabilities                                              94,946             110,177
-------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 7 and 12)

Shareholders' equity:
  Common stock, $.01 par value; 80,000,000 shares
    authorized; 30,246,101 and 29,190,335 issued and
    outstanding, respectively                                       302                 292
  Additional paid-in capital                                     47,487              39,094
  Retained earnings                                             195,738             183,917
  Treasury stock, at cost, 12,010,594
    and 11,905,738 shares held, respectively                   (136,311)           (135,583)
  Deferred compensation on restricted
    stock incentive plan                                         (6,613)             (5,168)
-------------------------------------------------------------------------------------------
  Total shareholders' equity                                    100,603              82,552
-------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity                  $ 195,549           $ 192,729
===========================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------------------------------------------------
YEARS ENDED FEBRUARY 3, 2002, JANUARY 28, 2001 AND
   JANUARY 30, 2000 (IN THOUSANDS)                                            2001               2000                1999
--------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net earnings                                                              $ 14,659           $ 10,867           $  6,816
  Adjustments to reconcile net earnings to
    cash provided by operating activities
      Depreciation and amortization                                            5,628              5,289              4,800
      LIFO                                                                       125                650               (475)
      Deferred income taxes                                                    1,075                893              1,488
      Amortization of deferred compensation on
        restricted stock incentive plan                                        2,006              2,173              1,390
      Reserve for closed stores                                                  128                 --                 --
      Loss on disposal of fixed assets                                           159                 60                295
      Interest expense on closed store accrual                                   198                253                346
      Issuance of shares as compensation for professional services                15                 95                 --
  (Increase) decrease in assets
      Receivables and prepaid expenses                                          (390)             1,677                303
      Inventory at current cost                                                2,860              1,443              1,974
      Change in pension payment in excess of required contribution              (346)            (3,078)                --
      Other noncurrent assets                                                   (270)            (2,191)                10
  Increase (decrease) in liabilities
      Accounts payable                                                         1,482               (407)             2,191
      Accrued liabilities                                                      3,265              3,350               (210)
      Current income tax obligations                                          (1,879)             3,123                430
      Postretirement benefits other than pensions                                593                383                561
      Payments against closed store accrual                                   (1,518)            (2,729)            (2,816)
      Other liabilities                                                          194                997                (26)
--------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                             27,984             22,848             17,077
--------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
    Additions to property and equipment                                      (10,478)            (4,041)            (8,017)
    Proceeds from disposition of property and equipment                           83                138                 67
    Acquisition of Mae's stores                                                   --                268             (2,782)
--------------------------------------------------------------------------------------------------------------------------
        Net cash used in investing activities                                (10,395)            (3,635)           (10,732)
--------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
    Net borrowings (payments) on revolving credit agreement                  (16,000)           (15,000)             2,000
    Purchase of treasury stock                                                  (728)            (5,497)            (2,219)
    Proceeds from exercise of stock options                                    4,829                 --                 --
    Issuance of shares under directors' stock plan                               171                 36                 --
    Cash dividends paid                                                       (2,838)            (1,765)            (6,181)
--------------------------------------------------------------------------------------------------------------------------
        Net cash used in financing activities                                (14,566)           (22,226)            (6,400)
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                               3,023             (3,013)               (55)
Cash and cash equivalents:
  Beginning of year                                                            3,891              6,904              6,959
--------------------------------------------------------------------------------------------------------------------------
  End of year                                                               $  6,914           $  3,891           $  6,904
==========================================================================================================================
Supplemental disclosures
Cash paid during the year for:
    Interest                                                                $  1,293           $  2,407           $  2,608
    Income taxes                                                            $  8,112           $  3,029           $  2,543
==========================================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------------------------

YEARS ENDED FEBRUARY 3, 2002, JANUARY 28, 2001 AND JANUARY 30, 2000 (IN
   THOUSANDS, EXCEPT NUMBER OF SHARES)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                 ADDITIONAL
                                                                     COMMON STOCK                  PAID-IN            RETAINED
                                                             SHARES             AMOUNT            CAPITAL            EARNINGS
---------------------------------------------------------------------------------------------------------------------------------
Balance January 31, 1999                                   28,547,826          $    285           $ 35,133           $ 174,180
Net earnings and comprehensive income                                                                                    6,816
Cash dividends ($.325 per share)                                                                                        (6,181)
Issuance of restricted stock                                  595,600                 6              4,126
Cancellation of restricted stock                               (3,700)                                 (26)
Amortization and vesting of deferred
 compensation on restricted stock incentive plan                                                       (91)
Purchase of treasury stock
---------------------------------------------------------------------------------------------------------------------------------
Balance January 30, 2000                                   29,139,726               291             39,142             174,815
Net earnings and comprehensive income                                                                                   10,867
Cash dividends ($.10 per share)                                                                                         (1,765)
Issuance of restricted stock                                   21,500                                   64
Cancellation of restricted stock                               (2,700)                                 (18)
Amortization and vesting of deferred
 compensation on restricted stock incentive plan                                                      (224)
Issuance of shares under directors' stock plan                  9,521                                   36
Issuance of shares as compensation
 for professional services                                     22,288                 1                 94
Purchase of treasury stock
---------------------------------------------------------------------------------------------------------------------------------
Balance January 28, 2001                                   29,190,335               292             39,094             183,917
Net earnings and comprehensive income                                                                                   14,659
Cash dividends ($.16 per share)                                                                                         (2,838)
Issuance of restricted stock                                  459,100                 5              3,477
Cancellation of restricted stock                               (4,100)                                 (31)
Amortization and vesting of deferred
 compensation on restricted stock incentive plan                                                       (63)
Issuance of shares under director's stock plan                 20,189                                  171
Issuance of shares as compensation
 for professional services                                      1,527                                   15
Purchase of treasury stock
Stock options exercised                                       579,050                 5              4,824
---------------------------------------------------------------------------------------------------------------------------------
Balance February 3, 2002                                   30,246,101          $    302           $ 47,487           $ 195,738
=================================================================================================================================

                                                                                                                        TOTAL
                                                                   TREASURY STOCK                 DEFERRED          SHAREHOLDERS'
                                                               SHARES          AMOUNT            COMPENSATION           EQUITY

Balance January 31, 1999                                     (9,952,881)     $(127,867)         $  (4,579)         $  77,152
Net earnings and comprehensive income                                                                                  6,816
Cash dividends ($.325 per share)                                                                                      (6,181)
Issuance of restricted stock                                                                       (4,132)
Cancellation of restricted stock                                                                       26
Amortization and vesting of deferred
 compensation on restricted stock incentive plan                                                    1,390              1,299
Purchase of treasury stock                                     (534,857)        (2,219)                               (2,219)
---------------------------------------------------------------------------------------------------------------------------------
Balance January 30, 2000                                    (10,487,738)      (130,086)            (7,295)            76,867
Net earnings and comprehensive income                                                                                 10,867
Cash dividends ($.10 per share)                                                                                       (1,765)
Issuance of restricted stock                                                                          (64)
Cancellation of restricted stock                                                                       18
Amortization and vesting of deferred
 compensation on restricted stock incentive plan                                                    2,173              1,949
Issuance of shares under directors' stock plan                                                                            36
Issuance of shares as compensation
 for professional services                                                                                                95
Purchase of treasury stock                                                  (1,418,000)            (5,497)            (5,497)
---------------------------------------------------------------------------------------------------------------------------------
Balance January 28, 2001                                    (11,905,738)      (135,583)            (5,168)            82,552
Net earnings and comprehensive income                                                                                 14,659
Cash dividends ($.16 per share)                                                                                       (2,838)
Issuance of restricted stock                                                                       (3,482)
Cancellation of restricted stock                                                                       31
Amortization and vesting of deferred
 compensation on restricted stock incentive plan                                                    2,006              1,943
Issuance of shares under director's stock plan                                                                           171
Issuance of shares as compensation
 for professional services                                                                                                15
Purchase of treasury stock                                     (104,856)          (728)                                 (728)
Stock options exercised
---------------------------------------------------------------------------------------------------------------------------------
Balance February 3, 2002                                    (12,010,594)     $(136,311)         $  (6,613)         $ 100,603
=================================================================================================================================

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS
Hancock Fabrics, Inc. ("Hancock") is a retail and wholesale merchant of fabric and related home sewing and decorating accessories. Hancock operates 439 stores in 42 states, supplies various independent wholesale customers and operates an internet store under its two domain names, hancockfabrics.com and homedecoratingaccents.com. The Company conducts business in one business segment and follows the requirements of Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information.

Note 2 - Summary of Accounting Policies

CONSOLIDATED FINANCIAL STATEMENTS include the accounts of Hancock and its wholly owned subsidiaries. All intercompany accounts and transactions are eliminated. Hancock maintains its financial records on a 52-53 week fiscal year ending on the Sunday closest to January 31. Fiscal years 2001, 2000 and 1999, as used herein, refer to the years ended February 3, 2002, January 28, 2001 and January 30, 2000, respectively. Fiscal year 2001 contained 53 weeks and fiscal years 2000 and 1999 contained 52 weeks.

USE OF ESTIMATES AND ASSUMPTIONS that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period is required by management in the preparation of the finan-cial statements in accordance with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

REVENUE RECOGNITION occurs at the time of sale of merchandise to the Company's customers. Sales include the sale of merchandise from Company owned stores, net of returns and exclusive of sales taxes. Sales to independent wholesale customers are recorded when merchandise is shipped.

CASH AND CASH EQUIVALENTS include cash on hand and amounts due from banks having original maturities of three months or less and are reflected as such for purposes of reporting cash flows.

INVENTORIES consist of fabrics, sewing notions and related accessories held for resale and are valued at the lower of cost or market; cost is determined by the last-in, first-out ("LIFO") method. The current cost of inventories exceeded the LIFO cost by approximately $40 million at February 3, 2002, January 28, 2001, and January 30, 2000.

DEPRECIATION is computed by use of the straight-line method over the estimated useful lives of buildings, fixtures and equipment. Leasehold costs and improvements are amortized over the lesser of their estimated useful lives or the remaining lease term. Average depreciable lives are as follows: buildings and improvements 15-20 years; fixtures and equipment 3-8 years; and transportation equipment 3-5 years.

MAINTENANCE AND REPAIRS are charged to expense as incurred and major improvements are capitalized.

ADVERTISING, including production costs, is charged to expense the first day of the advertising period. Advertising expense for 2001, 2000 and 1999, was $15.2 million, $16.2 million and $18.0 million, respectively.

PREOPENING COSTS of new stores are charged to expense as incurred in accordance with Statement of Position 98-5, Reporting on the Costs of Start-up Activities.

LONG-TERM INVESTMENTS are recorded using the equity method of accounting.

EARNINGS PER SHARE is presented for basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company (see Note 11).

FINANCIAL INSTRUMENTS are evaluated pursuant to Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures about Fair Value of Financial Instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instrument: cash and receivables - the carrying amounts approximate fair value because of the short maturity of those instruments; long-term debt - the fair value of Hancock's long-term debt is estimated based on the current borrowing rates available to Hancock for bank loans with similar terms and average maturities. The carrying amounts approximate fair value because the interest rates reflect current market rates. Throughout all years presented, Hancock did not have any financial derivative instruments outstanding.

DEFERRED TAX LIABILITIES and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

STOCK OPTIONS are accounted for using the methods prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Pro forma information regarding net income and earnings per share as calculated under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, is presented in Note 10.

COMPREHENSIVE INCOME is reported in accordance with SFAS No. 130, Reporting Comprehensive Income. The Company did not have any comprehensive income items as defined by SFAS 130 in any of the three years in the period ended February 3, 2002.

TREASURY STOCK is repurchased periodically by the Company. These treasury stock transactions are recorded using the cost method.

RECENT ACCOUNTING PRONOUNCEMENTS include SFAS No. 141, Business Combinations, issued in July 2001 by the Financial Accounting Standards Board ("FASB"). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. The Company implemented SFAS No. 141 on July 1, 2001. This statement had no effect on the Company's consolidated financial position or results of operations.

In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 changes the accounting for goodwill and other indefinite-lived intangible assets from an amortization method to an impairment-only approach. Amortization of goodwill and other indefinite-lived intangible assets will cease upon adoption of this statement. The Company is required to implement SFAS No. 142 on February 4, 2002. Therefore, goodwill amortization expense of $383,000 will not recur in future years; however, if the value of such goodwill is deemed impaired, a charge to earnings will be recorded for the impairment.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for years beginning after December 15, 2001. This Statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed of, but retains the fundamental provision of SFAS 121 for recognition and measurement of the impairment of long-lived assets to be held and used and measurement of long-lived assets to be held for sale. The statement requires that whenever events or changes in circumstances indicate that a long-lived asset's carrying value may not be recoverable, the asset should be tested for recoverability. The statement also requires that a long-lived asset classified as held for sale should be carried at the lower of its carrying value or fair value, less cost to sell. The Company has considered the provisions of SFAS 144 and believes it will not have a material effect on the financial statements upon adoption.

NOTE 3 - ACQUISITIONS OF MAE'S FABRICS' AND HEILIG-MEYERS' LEASES

Effective April 27, 1999, the Company agreed to acquire certain operating leases of Mae's Fabrics' stores for a cash payment of approximately $2,800,000. During fiscal year 2000 the company received $268,000 in connection with the escrow settlement associated with this acquisition resulting in a total purchase price of $2,500,000. Twenty-nine lease assignments were made for stores operating in the Mid-Atlantic States. This acquisition was accounted for as a purchase. As no tangible assets were acquired, the entire purchase price was assigned to goodwill, which is being amortized on a straight-line basis over 15 years. Amortization expense for this goodwill was $170,000, $170,000 and $46,000 for 2001, 2000, and 1999 respectively. Operating results for Mae's Fabrics' stores have been included with those of the Company as Hancock opened those stores during 1999.

Beginning in 2000 and continuing through 2001, the Company acquired certain operating leases of Heilig-Meyers' stores for cash payments of approximately $1,200,000. Fourteen lease assignments have been made for stores operating across the United States. These acquisitions are accounted for as purchases. As no tangible assets were acquired, the entire purchase price was assigned to intangible assets and is being amortized on a straight-line basis over the life of the leases. Amortization expense for this intangible asset was $30,000 for 2001. Operating results for former Heilig-Meyers' locations have been included with those of the Company as Hancock opened those stores during 2000 and 2001.

NOTE 4 - PROPERTY AND EQUIPMENT (in thousands)                     2001               2000
Buildings and improvements                                      $ 13,145           $ 12,416
Leasehold improvements                                             7,872              5,445
Fixtures and equipment                                            50,850             48,450
Transportation equipment                                           1,743              1,700
Construction in progress                                           2,547                165
                                                                --------           --------
                                                                  76,157             68,176
Accumulated depreciation and amortization                        (48,770)           (45,473)
                                                                --------           --------
                                                                  27,387             22,703
Land                                                               3,220              2,913
                                                                --------           --------
                                                                $ 30,607           $ 25,616
                                                                ========           ========


NOTE 5 - ACCRUED LIABILITIES (in thousands)                       2001               2000
                                                                --------           --------
Payroll and benefits                                            $  6,516           $  4,734
Property taxes                                                     3,987              3,787
Sales taxes                                                        2,709              1,796
Current portion of reserve for closed stores (Note 13)               828              1,064
Other                                                              4,355              3,986
                                                                --------           --------
                                                                $ 18,395           $ 15,367
                                                                ========           ========

NOTE 6 - LONG-TERM DEBT OBLIGATIONS (in thousands)                 2001              2000
                                                                --------           --------
Revolving credit agreement                                      $     --           $ 16,000
                                                                ========           ========

As of April 16, 1999, Hancock entered into a three-year, $60 million uncollateralized revolving credit arrangement with a group of banks. This agreement provides for an annual facility fee, which was .20% of the total facility amount as of February 3, 2002. Borrowings under the revolving credit agreement bear interest at a negotiated rate, a floating rate (the higher of the federal funds rate plus 1/2% or the prime rate), a rate derived from the Money Market Rate or a rate derived from the London Interbank Offered Rate.

At February 3, 2002, there were no outstanding borrowings. Under the most restrictive covenants of these agreements, Hancock is required to maintain a specified consolidated tangible net worth, a debt to cash flow ratio and a fixed charge coverage ratio.

Subsequent to February 3, 2002, Hancock negotiated an amendment of the credit agreement with two of the banks, which are parties to the arrangement described above, and entered into a new credit agreement with another of the banks. Under the provisions of the amended agreement and the new agreement, the expiration date of the uncollaterized revolving credit arrangements is extended until March 26, 2005 and the total amount available under the facilities is reduced from $60 million to $50 million. All other provisions of the original facility remain unchanged.

Hancock also has arrangements that provide for up to $10 million in letters of credit. At February 3, 2002, Hancock had commitments under these arrangements of $3.5 million to guarantee payment of potential future workers compensation claims and $1.7 million on issued letters of credit which support purchase orders for merchandise to be imported.

NOTE 7 - LONG-TERM LEASES

Hancock leases its retail fabric store locations under noncancelable operating leases expiring at various dates through 2022. Certain of the leases for store locations provide for additional rent based on sales volume.

Rent expense consists of the following (in thousands):           2001             2000             1999
                                                                -------          -------          -------
Minimum rent                                                    $31,070          $30,780          $30,535
Additional rent based on sales                                      342              222              208
                                                                -------          -------          -------
                                                                $31,412          $31,002          $30,743
                                                                =======          =======          =======

Minimum rental payments as of February 3, 2002 are as follows (in thousands):

    Fiscal Year
      2002                              $   28,287
      2003                                  24,365
      2004                                  21,284
      2005                                  18,272
      2006                                  14,790
      Thereafter                            32,132
                                        ----------
      Total minimum lease payments      $  139,130
                                        ==========

NOTE 8 - INCOME TAXES

The components of income tax expense (benefit) are as follows (in thousands):

    Currently Payable      2001              2000             1999
                         -------           -------           ------
     Federal             $ 6,877           $ 4,965           $2,346
     State                   405               328               --
                         -------           -------           ------
                           7,282             5,293            2,346
                         -------           -------           ------
    Deferred
     Current              (1,757)            1,288              876
     Noncurrent            2,832              (395)             612
                         -------           -------           ------
                           1,075               893            1,488
                         -------           -------           ------
                         $ 8,357           $ 6,186           $3,834
                         =======           =======           ======

Deferred income taxes are provided in recognition of temporary differences in reporting certain revenues and expenses for financial statement and income tax purposes.

The current deferred tax assets (liabilities) are comprised of the following (in thousands):

                                                      2001             2000
                                                    -------           -------
    Current deferred tax assets
      Inventory valuation methods                   $ 1,225           $(1,299)
      Accrual for medical insurance                     727               732
      Accrual for workers' compensation                 359               280
      Other items                                       807             1,109
                                                    -------           -------
         Gross current deferred tax assets            3,118               822
    Current deferred tax liabilities
       Inventory markup                              (6,087)           (5,548)
                                                    -------           -------
                                                    $(2,969)          $(4,726)
                                                    =======           =======

The net noncurrent deferred tax assets (liabilities) are comprised of the following (in thousands):

                                                                       2001               2000
                                                                     --------           --------
    Noncurrent deferred tax assets
      Postretirement benefits other than pensions                    $  7,939           $  7,724
      Accrual for store closing costs                                     436                748
      Accrual for pension liability                                        --                550
      Difference in recognition of restricted stock expense             1,047                705
      Deferred compensation liability                                     994                899
      Other deferred deduction items                                       47                202
                                                                     --------           --------
         Gross noncurrent deferred tax assets                          10,463             10,828
    Noncurrent deferred tax liabilities
      Depreciation                                                       (670)              (342)
      Pension payment in excess of required contribution               (2,139)                --
                                                                     --------           --------
                                                                     $  7,654           $ 10,486
                                                                     ========           ========

The ultimate realization of a significant portion of this asset is dependent upon the generation of future taxable income sufficient to offset the related deductions.

A reconciliation of the statutory Federal income tax rate to the effective tax rate is as follows:

                                                                   2001           2000            1999
                                                                  ------         ------          ------
    Statutory Federal income tax rate                               35.0%          35.0%           35.0%
    State income taxes, net of Federal income tax effect             1.3            1.5              .5
    Other                                                           --              (.2)             .5
                                                                  ------         ------          ------
    Effective tax rate                                              36.3%          36.3%           36.0%
                                                                  ======         ======          ======

NOTE 9 - SHAREHOLDERS' INTEREST

AUTHORIZED CAPITAL. Hancock's authorized capital includes five million shares of $.01 par value preferred stock, none of which have been issued.

COMMON STOCK PURCHASE RIGHTS. Hancock has entered into a Common Stock Purchase Rights Agreement, as amended, (the "Rights Agreement"), with Continental Stock Transfer & Trust Company as Rights Agent. The Rights Agreement, in certain circumstances, would permit shareholders to purchase common stock at prices which would be substantially below market value. These circumstances include the earlier of (i) the tenth day after an announcement that a person or group has acquired beneficial ownership of 20% or more of Hancock's shares, with certain exceptions such as a tender offer that is approved by a majority of Hancock's Board of Directors, or (ii) the tenth day, or such later date as set by Hancock's Board of Directors, after a person or group commences, or announces its intention to commence, a tender or exchange offer, the consummation of which would result in beneficial ownership of 30% or more of Hancock's shares.

STOCK REPURCHASE PLAN. In prior years and continuing in fiscal 2001, Hancock has used excess cash to repurchase over 12,000,000 shares of its common stock. As of February 3, 2002, 1,461,036 shares are available for repurchase under the most recent authorization.

NOTE 10 - EMPLOYEE BENEFIT PLANS

STOCK OPTIONS. In 1996, Hancock adopted the 1996 Stock Option Plan (the "1996 Plan") which authorized the granting of options to employees for up to two million shares of common stock at an exercise price of no less than 50% of fair market value on the date the options are granted. The exercise price of all options granted under this Plan have equaled the fair market value on the grant date. The 1996 Plan expired on September 30, 2001 and a preceding plan, the 1987 Stock Option Plan (the "1987 Plan") expired on March 22, 1997. Both plans prohibit grants after the expiration date, however, options granted under the 1987 Plan and 1996 Plan extend beyond their termination dates.

In 2001, Hancock adopted the 2001 Stock Incentive Plan (the "2001 Plan") which authorizes the granting of options or restricted stock to key employees for up to 2,800,000 shares of common stock in total with no more than 1,000,000 of those shares being allocated to restricted stock. The Plan also provides for the granting of options to directors as specified in the plan document. The options granted under the 2001 Plan can have an exercise price of no less than 100% of fair market value on the date the options are granted and vesting generally cannot occur any more rapidly than 25% per year beginning at the first anniversary of the grant date. As of the current fiscal year end, 2,000,750 shares remain available for grant under the 2001 Plan, including 547,750 shares which can be issued as restricted stock.

A summary of activity in the plans for the years ended February 3, 2002, January 28, 2001 and January 30, 2000 follows:

                                                   2001                           2000                         1999
                                           ----------------------        -----------------------       -----------------------
                                                         WEIGHTED                      WEIGHTED                      WEIGHTED
                                                         AVERAGE                       AVERAGE                       AVERAGE
                                                         EXERCISE                      EXERCISE                      EXERCISE
                                           OPTIONS         PRICE          OPTIONS       PRICE           OPTIONS       PRICE
                                           ---------    ---------        ---------    ----------       ---------    ----------
Outstanding at beginning of year           3,121,500    $    8.83        2,669,500    $    9.84        2,307,000    $   10.76
Granted                                      488,200         7.50          588,100         4.25          523,600         5.81
Canceled                                    (104,200)        8.13         (136,100)        8.91         (161,100)        9.88
Exercised                                   (579,050)        6.53               --                            --
                                           ---------                     ---------                     ---------
Outstanding at end of year                 2,926,450    $    9.07        3,121,500    $    8.83        2,669,500    $    9.84
                                           =========                     =========                     =========
Exercisable at end of year                 2,182,600    $   10.00        2,317,150    $   10.25        1,984,800    $   10.58
                                           =========                     =========                     =========


The options outstanding at February 3, 2002 are exercisable at prices ranging from $4.25 to $14.25 per share. The weighted average remaining contractual life of all outstanding options was 6.18 years at February 3, 2002.

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock awards. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 2001, 2000, and 1999 consistent with the method prescribed by SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net earnings for 2001, 2000 and 1999 would have been reduced by approximately $515,000, $629,000 and $950,000, respectively. Diluted earnings per share would have been reduced by $.03, $.04 and $.06 for 2001, 2000 and 1999, respectively. The weighted average grant-date fair value of options granted during 2001, 2000 and 1999 was $2.85, $1.50 and $2.09, respectively. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2001, 2000 and 1999, respectively: dividend yields of 1.37%, 1.82% and .94%; average expected volatility of .48, .43 and .37; risk-free interest rates of 4.19%, 4.68% and 5.88%; and an average expected life of 4.0 years.

RESTRICTED STOCK. On December 6, 1995, Hancock adopted the 1995 Restricted Stock Plan to provide for the issuance of restricted stock awards to employees. The aggregate number of shares that may be issued or reserved for issuance pursuant to the 1995 Restricted Stock Plan shall not exceed one million shares. In 2001, Hancock adopted the 2001 Stock Incentive Plan which authorized the granting of up to 1,000,000 shares of restricted stock (see STOCK OPTIONS). During 2001, 2000 and 1999, restricted shares of 459,100, 21,500 and 595,600, respectively, were issued to officers and key employees under the Plans. As of February 3, 2002, 1,094,200 shares are outstanding for which restrictions have not been lifted. Compensation expense related to restricted shares issued is recognized over the period for which restrictions apply. This expense totaled $2,006,000, $2,173,000 and $1,390,000 in 2001, 2000 and 1999, respectively.

RETIREMENT PLANS. Substantially all full-time employees are covered by a trusteed, noncontributory defined benefit retirement plan maintained by Hancock. The retirement benefits provided by this plan are primarily based on years of service and employee compensation. Pension costs are funded by annual contri-butions to the trust.

The following table sets forth changes in the projected benefit obligation and changes in the fair value of plan assets (in thousands):

CHANGE IN PROJECTED BENEFIT OBLIGATION                    2001               2000
                                                        --------           --------
Benefit obligation at beginning of year                 $ 43,745           $ 41,133
Service costs                                              1,955              1,898
Interest costs                                             3,238              2,985
Benefits paid                                             (2,263)            (1,811)
Actuarial adjustments                                      1,760               (460)
                                                        --------           --------
Benefit obligation at end of year                       $ 48,435           $ 43,745
                                                        ========           ========


CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year          $ 48,503           $ 48,551
Actual return on plan assets                              (2,664)              (997)
Employer contributions                                     1,216              2,760
Benefits paid                                             (2,263)            (1,811)
                                                        --------           --------
Fair value of plan assets at end of year                $ 44,792           $ 48,503
                                                        ========           ========

The funded status and the amounts recognized in Hancock's consolidated balance sheet for defined benefit plans based on an actuarial valuation as of the measurement dates of December 31, 2001 and 2000 are as follows (in thousands):

                                                        2001             2000
                                                      -------           -------
Funded status                                         $(3,643)          $ 4,758
Prior service cost                                        403               511
Actuarial adjustment                                    6,664            (2,191)
                                                      -------           -------
Prepaid benefit cost                                  $ 3,424           $ 3,078
                                                      =======           =======

Plan assets include fixed income and equity funds, comprising corporate and government debt securities as well as common stock. The unrecognized net tran-sition asset was amortized over 15 years beginning in 1986.

Net periodic pension costs include the following components (in thousands):

                                          2001              2000             1999
                                        -------           -------           -------
Service cost                            $ 1,955           $ 1,898           $ 2,083
Interest cost                             3,238             2,985             2,799
Expected return on plan assets           (4,430)           (4,485)           (3,869)
Amortization and deferrals                  107              (399)             (139)
                                        -------           -------           -------
Net periodic pension cost               $   870           $    (1)          $   874
                                        =======           =======           =======


Actuarial assumptions used in the period-end valuations were as follows:

                                                       2001           2000           1999
                                                      ------         ------         ------
Discount rate                                           7.25%          7.50%          7.50%
Rate of increase in compensation levels                 4.00%          4.25%          4.25%
Expected long-term rate of return on assets             9.25%          9.25%          9.25%

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. Certain health care benefits are provided by Hancock to substantially all retired employees with more than 15 years of credited service while insured under the Company's insurance program. The following table sets forth the changes in the projected benefit obligation (in thousands):

CHANGE IN PROJECTED BENEFIT OBLIGATION             2001               2000
                                                 --------           --------
Benefit obligation at beginning of year          $ 13,792           $ 13,045
Service costs                                         635                598
Interest costs                                      1,027                940
Benefits paid                                        (549)              (568)
Actuarial adjustments                              (3,031)              (223)
                                                 --------           --------
Benefit obligation at end of year                $ 11,874           $ 13,792
                                                 ========           ========


The Company currently contributes to the plan as benefits are paid. The funded status and the amounts recognized in Hancock's consolidated balance sheet for other postretirement benefits based on an actuarial valuation as of the measurement dates of December 31, 2001 and 2000 are as follows (in thousands):

                                          2001               2000
                                        --------           --------
Funded status                           $(11,874)          $(13,792)
Prior service cost                        (2,423)            (1,799)
Actuarial adjustments                     (7,574)            (5,687)
                                        --------           --------
Prepaid (accrued) benefit cost          $(21,871)          $(21,278)
                                        ========           ========


The medical care cost trend rate used in determining this obligation for employees before age 65 is 8.25%, decreasing by .50% annually before leveling at 4.75%. For individuals 65 and over, the rate is 10.50%, decreasing by .75% annually before leveling at 4.75%. This trend rate assumption has a significant effect on the amounts reported. To illustrate, decreasing or increasing the combined health care cost trend by 1% would change the accumulated postretire-ment benefit obligation by $1.2 million and $1.6 million, respectively.

The discount and the salary scale rates used in calculating the obligations are 7.25% and 4.00%, and 7.50% and 4.25%, respectively, at December 31, 2001 and 2000.

Net periodic postretirement benefit costs included the following (in thousands):

                                                                           2001                     2000                      1999
                                                                         --------                   -----                   -------
Service cost                                                             $    635                   $ 598                   $   679
Interest cost                                                               1,027                     940                       888
Amortization and deferrals                                                   (520)                   (551)                     (483)
                                                                         --------                   -----                   -------
Net periodic postretirement benefit costs                                $  1,142                   $ 987                   $ 1,084
                                                                         ========                   =====                   =======

Hancock's policy is to fund claims as incurred. Claims paid in 2001, 2000 and 1999 totaled $549,000, $568,000 and $523,000, respectively.

NOTE 11 - EARNINGS PER SHARE

A reconciliation of basic earnings per share to diluted earnings per share follows (in thousands, except per share data):

                                                                                      YEARS ENDED
                                 -------------------------------------------------------------------------------
                                           FEBRUARY 3, 2002                         JANUARY 28, 2001
                                 ------------------------------------    ---------------------------------------
                                    NET                    PER SHARE       NET                         PER SHARE
                                  EARNINGS      SHARES       AMOUNT      EARNINGS        SHARES           AMOUNT
                                 ----------   -----------  ---------     ----------    ----------    ------------
BASIC EPS
Earnings available to
  common shareholders              $14,659      16,763     $   .87       $10,867          16,810          $   .65

EFFECT OF DILUTIVE SECURITIES
Stock options                                      354                                         5
Restricted stock                                    70                                        --
                                               -------                                   -------
DILUTED EPS
Earnings available to common       -------     -------     -------       -------         -------          -------
shareholders plus conversions      $14,659      17,187     $   .85       $10,867          16,815          $   .65
                                   =======     =======     =======       =======         =======          === ===
                                                       YEARS ENDED
                                          --------------------------------------
                                                    JANUARY 30,2000
                                          --------------------------------------
                                            NET                        PER SHARE
                                          EARNINGS       SHARES           AMOUNT
                                          ---------    ----------      ---------
BASIC EPS
Earnings available to
  common shareholders                      $6,816         18,056       $   . 38

EFFECT OF DILUTIVE SECURITIES
Stock options                                                 --
Restricted stock                                              --
                                                         -------
DILUTED EPS
Earnings available to common               ------        -------       --------
shareholders plus conversions              $6,816         18,056       $    .38
                                           ======        =======       ========

Certain options to purchase shares of the Company's common stock totaling 1,291,988 and 2,740,396 were outstanding during the years ending February 3, 2002 and January 28, 2001, respectively, but were not included in the computation of diluted EPS because the exercise price was greater than the average price of common shares.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Concentration of Credit Risk. Financial instruments which potentially subject Hancock to concentrations of risk are primarily cash and cash equivalents. Hancock places its cash and cash equivalents in various insured depository institutions which limits the amount of credit exposure to any one institution.

LITIGATION. Hancock is a party to several pending legal proceedings and claims. Although the outcome of such proceedings and claims cannot be determined with certainty, Hancock's management is of the opinion that it is unlikely that these proceedings and claims will have a material effect on the financial condition or operating results of Hancock.

NOTE 13 - STORE CLOSING RESERVES

Store closing reserves are established based on estimates of net lease obligations and other store closing costs. During the fourth quarter of 1998, the Company recorded a charge of $8,604,000 for revised estimates of net lease obligations for stores closed at January 31, 1999 and stores committed to be closed in fiscal 1999. This charge, when combined with an already existing reserve, resulted in a total reserve of $9,022,000 at January 31, 1999. During the fourth quarter of 2001, the Company recorded an addition to the reserve of $128,000 for the remaining cost of net lease obligations for stores closed during fiscal 2001. This charge, when combined with the already existing reserve resulted in a total reserve of $2,884,000 at February 3, 2002. The 2001 activity in the reserve is as follows (in thousands):

                                        ADDITION                         PAYMENTS
                      JANUARY 28,           TO            IMPUTED            ON           FEBRUARY 3,
                         2001           RESERVE          INTEREST          RESERVE           2002
                      -----------       --------         --------        ---------        -----------
Lease obligations       $4,076            128              198             (1,518)          $2,884
                      ===========       ========         ========        =========        ===========

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Hancock Fabrics, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Hancock Fabrics, Inc. and its subsidiaries at February 3, 2002 and January 28, 2001, and the results of their operations and their cash flows for each of the three years in the period ended February 3, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

March 8, 2002
Memphis, TN

MANAGEMENT'S REPORT ON THE
FINANCIAL STATEMENTS OF HANCOCK FABRICS,INC.

Hancock's financial statements and related information appearing in this report were prepared by management. Management believes that the financial statements present fairly the financial position, the results of operations and the cash flows of the Company in conformity with generally accepted accounting principles. In preparing the financial statements, management must include certain amounts based on estimates and judgements which it believes are reasonable under the circumstances.

Hancock maintains accounting and other internal control systems designed to provide reasonable assurance that financial records are reliable for purposes of preparing financial statements and that assets are properly accounted for and safeguarded. In connection with the annual audit, our independent accountants report recommendations for improvement in the systems and controls to management and the Audit Committee. Compliance with these systems and controls is monitored through a program of audits by an internal auditing staff. Management recognizes that limitations exist in any internal control system in that the system's cost should not exceed the benefits derived.

The Audit Committee of the Board of Directors is composed of three independent directors. The Audit Committee is responsible for recommending the engaging of Hancock's independent accountants, reviewing their independence, reviewing Hancock's procedures for internal auditing and the adequacy of its internal control systems. The Audit Committee meets from time to time with the indepen-dent accountants, management and the internal audit manager. The independent accountants have direct access to the Audit Committee with and without the presence of management.


/S/ Bruce D. Smith
-----------------------
Bruce D. Smith
Senior Vice President,
Chief Financial Officer

ELEVEN-YEAR SUMMARY
-------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
                                                                    EARNINGS
                                                                     BEFORE
                                                   LIFO             INTEREST           NET                               NUMBER
                                   GROSS          CREDIT               AND          INTEREST            NET               OF
 YEAR            SALES            PROFIT          (CHARGE)            TAXES          EXPENSE         EARNINGS           STORES
-------------------------------------------------------------------------------------------------------------------------------
 2001          $411,857          $210,542          $  (125)          $24,183          $1,167          $14,659             439
 2000           385,245           195,834             (650)           19,276           2,223           10,867             443
 1999           381,572           185,871              475            13,030           2,380            6,816             453
 1998           392,303           190,782              300             6,863           1,273            3,556             462
 1997           381,910           186,764              700            25,004             162           15,324             481
 1996           378,218           183,325           (2,505)           21,239             957           12,481             462
 1995           364,192           172,169           (3,016)           16,658           1,937            8,951             498
 1994           366,816           171,387             (500)           19,056           2,230           10,139             500
 1993           367,745           161,491           (6,600)           10,741           2,076            5,438             500
 1992           380,375           173,075           (6,998)           21,472           2,367           12,118             482
 1991           388,001           184,104           (4,280)           38,668           2,078           17,307             459

(1) Net earnings in 1998 included a net charge of $6,349,000 related principally to net lease obligations for stores closed at January 31, 1999 and stores committed to closing in fiscal 1999.

(2) Net earnings in 1991 included a net charge of $5,657,000 representing the cumulative effect on prior years of changes in accounting methods ($6,526,000 decrease in net earnings for SFAS No. 106 - Employers' Accounting for Postretirement Benefits Other Than Pensions and $869,000 increase in net earnings for SFAS No. 109 - Accounting for Income Taxes).

LOCATIONS BY STATE

ALABAMA                       Rome                     MASSACHUSETTS              Rock Hill                    Haltom City
   Anniston                   Roswell                     Fitchburg               Rocky Mount                  Houston (6)
   Birmingham (3)             Savannah                    Springfield             Statesville                  Humble
   Decatur                    Snellville                                          Winston-Salem (2)            Hurst
   Dothan                     Warner Robins            MICHIGAN                                                Irving
   Huntsville (2)                                         Ann Arbor            NORTH DAKOTA                    Lewisville
   Jasper                  IDAHO                          Dearborn                Bismarck                     Longview
   Mobile                     Boise                       Flint                   Fargo                        Lubbock
   Montgomery                 Idaho Falls                 Grand Rapids            Grand Forks                  Lufkin
                              Twin Falls                  Kentwood                Minot                        McAllen
ARIZONA                                                   Livonia (2)                                          Mesquite
   Flagstaff               ILLINOIS                       Rochester            OHIO                            Midland
   Glendale                   Arlington Heights           Saginaw                 Cincinnati (4)               Nacogdoches
   Mesa                       Bedford Park                Southfield              Columbus                     Odessa
   Phoenix (2)                Belleville                  Southgate               Dayton (2)                   Pasadena
   Scottsdale                 Bloomington                 Sterling Heights        Maple Heights                Plano
   Tempe                      Champaign                   Warren (2)              Miamisburg                   Richardson (2)
   Tucson (2)                 Chicago (3)                 Westland                Middleburg Heights           San Angelo
   Yuma                       Downers Grove               Ypsilanti               Middleton                    San Antonio (7)
                              Joliet                                              North Olmsted                Temple
ARKANSAS                      Lincolnwood              MINNESOTA                  Poland                       Tyler
   Conway                     Matteson                    Burnsville              Reynoldsburg                 Victoria
   Jonesboro                  Moline                      Coon Rapids             Sylvania                     Waco
   Little Rock (2)            Niles                       Crystal                 Toledo                       Wichita Falls
   North Little Rock          North Riverside             Duluth                  Westerville
   Pine Bluff                 Northbrook                  Maplewood                                         UTAH
   Searcy                     Peoria                      Mankato              OKLAHOMA                        Layton
                              Rockford                    Minneapolis (3)         Enid                         Orem
CALIFORNIA                    Schaumburg                  Rochester               Lawton                       Riverdale
   Bakersfield                Tinley Park                 Roseville               Midwest City                 Salt Lake City
   Chico                      Villa Park                  St. Cloud               Muskogee                     Sandy
   Chino Hills                Wheaton                     West St. Paul           Norman                       West Valley City
   Citrus Heights                                         Woodbury                Oklahoma City (4)
   Clovis                  INDIANA                                                Shawnee                   VIRGINIA
   Cypress                    Carmel                   MISSISSIPPI                Tulsa (3)                    Alexandria
   Fair Oaks                  Clarksville                 Biloxi                                               Baileys Crossroads
   Fresno                     Evansville                  Hattiesburg          OREGON                          Chesapeake (2)
   Garden Grove               Ft. Wayne                   Jackson                 Salem                        Danville
   Hayward                    Indianapolis (2)            Meridian                                             Fairfax
   Lancaster                  Kokomo                      Pearl                PENNSYLVANIA                    Fredericksburg
   Napa                       Mishawaka                   Ridgeland               Bensalem                     Hampton
   Newark                     Valparaiso                  Southaven               Bethlehem                    Leesburg
   Oceanside                                              Tupelo                  Harrisburg                   Manassas
   Rancho Cucamonga        IOWA                                                   Penn Hills                   Midlothian
   Redlands                   Cedar Rapids (2)         MISSOURI                                                Richmond
   Riverside                  Clinton                     Blue Springs         RHODE ISLAND                    Roanoke
   Sacramento (2)             Council Bluffs              Cape Girardeau          East Providence              Sterling
   San Jose (3)               Davenport                   Gladstone                                            Vienna
   Stockton                   Des Moines (2)              Grandview            SOUTH CAROLINA                  Virgina Beach
   Vacaville                  Ft. Dodge                   Hazelwood               Anderson                     Williamsburg
   Vallejo                    Sioux City                  Independence            Charleston                   Woodbridge
                              Waterloo                    Kirkwood                Columbia
COLORADO                      West Des Moines             Manchester              Columbus                  WASHINGTON
   Arvada                                                 Poplar Bluff            Greenville                   Bremerton
   Aurora                  KANSAS                         Springfield             North Charleston             Kennewick
   Colorado Springs           Lawrence                    St. Charles             Spartanburg                  Kirkland
   Denver                     Overland Park               St. Louis (2)                                        Lynnwood
   Ft. Collins                Wichita (2)                                      SOUTH DAKOTA                    Renton
   Longmont                                            MONTANA                    Rapid City                   Seattle (2)
   Thornton                KENTUCKY                       Billings                Sioux Falls                  Spokane (2)
   Wheat Ridge                Bowling Green               Great Falls                                          Tacoma
                              Elizabethtown                                    TENNESSEE                       Vancouver
CONNECTICUT                   Florence                 NEBRASKA                   Alcoa                        Yakima
   Manchester                 Lexington (2)               Lincoln                 Chattanooga
   Meriden                    Louisville (3)              Omaha (3)               Clarksville               WISCONSIN
                              Newport                                             Cleveland                    Appleton
FLORIDA                       Owensboro                NEVADA                     Hixson                       Eau Claire
   Bradenton                                              Las Vegas (3)           Jackson                      Glendale
   Casselberry             LOUISIANA                      Sparks                  Johnson City                 Green Bay
   Clearwater                 Alexandria                                          Kingsport                    Janesville
   Lakeland                   Baton Rouge (3)          NEWMEXICO                  Knoxville (2)                Madison (2)
   Merritt Island             Hammond                     Albuquerque             Madison                      Marshfield
   Naples                     Houma                                               Memphis (4)                  Milwaukee
   Orlando (2)                Kenner                   NEWYORK                    Murfreesboro                 Onalaska
   Pensacola                  Lafayette                   Tonawanda               Nashville                    Racine
   Port Orange                Lake Charles                                        Tullahoma                    Schofield
   Tampa (3)                  Metairie                 NORTH CAROLINA                                          Stevens Point
                              Monroe                      Cary                 TEXAS                           Waukesha
GEORGIA                       New Iberia                  Charlotte               Abilene                      West Allis
   Alpharetta                 New Orleans                 Durham                  Amarillo
   Athens                     Shreveport (2)              Fayetteville            Arlington (2)             WYOMING
   Atlanta (2)                Slidell                     Florence                Austin (3)                   Casper
   Augusta                                                Greensboro              Baytown                      Cheyenne
   Chamblee                MARYLAND                       Greenville              Beaumont
   Columbus                   Forestville                 Greenwood               Bellaire
   Dalton                     Gaithersburg                Hickory                 Carrollton
   Decatur                    Langley Park                High Point              College Station
   Douglasville               Laurel                      Huntersville            Conroe
   Duluth                     Pasadena                    Jacksonville            Corpus Christi
   Lawrenceville              Randallstown                Kannapolis              Dallas
   Macon                      Waldorf                     Matthews                Denton
   Marietta (2)                                           Morganton               Fort Worth (2)
   Morrow                                                 Raleigh                 Groves

 BOARD OF DIRECTORS                         OFFICERS
 Jack W. Busby, Jr.                         Larry G. Kirk                               David A. Lancaster
 President and                              Chairman and                                Vice President, Regional Operations Manager
 Chief Operating Officer                    Chief Executive Officer                     Age 48; with the Company 29 years
 Hancock Fabrics, Inc.                      Age 55; with the Company 30 years
 Tupelo, Mississippi                                                                    Phillip L. Munie
                                            Jack W. Busby, Jr.                          Vice President, Regional Operations Manager
 Don L. Fruge                               President and                               Age 50; with the Company 31 years
 Chief Executive Officer and                Chief Operating Officer
 President of                               Age 59; with the Company 36 years           James A. Nolting
 University of Mississippi Foundation                                                   Vice President, Regional Operations Manager
 University, Mississippi                    James A. Austin                             Age 55; with the Company 31 years
                                            Executive Vice President, Operations
 Larry G. Kirk                              Age 48; with the Company 10 months
 Chairman and                                                                           Bruce E. Rockstad
 Chief Executive Officer                    Bruce D. Smith                              Vice President, Human Resources
 Hancock Fabrics, Inc.                      Senior Vice President and                   Age 47; with the Company 25 years
 Tupelo, Mississippi                        Chief Financial Officer
                                            Age 43; with the Company 5 years            Clayton E. Stallings
 Roger T. Knox                                                                          Vice President, Regional Operations Manager
 President and                              Dean W. Abraham                             Age 44; with the Company 27 years
 Chief Executive Officer                    Senior Vice President, Store Operations
 Memphis Zoo                                Age 54; with the Company 32 years           Carl W. Zander
 Former Chairman and                                                                    Vice President, Head Fabric Buyer
 Chief Executive Officer                    Billy M. Morgan                             Age 57; with the Company 31 years
 Goldsmith's Department Stores              Senior Vice President, Merchandising
 Memphis, Tennessee                         Age 57; with the Company 32 years

 Donna L. Weaver                            William A. Sheffield
 Retired, Former Chairman                   Senior Vice President, Distribution
 Weaver, Field & London                     Age 55; with the Company 27 years
 Investor Relations and
 Corporate Communications                   William D. Smothers
 San Francisco, California                  Senior Vice President, Real Estate
                                            Age 54; with the Company 35 years

                                            Bradley A. Berg
                                            Vice President, Fabric Buyer
                                            Age 52; with the Company 30 years

                                            Larry D. Fair
                                            Vice President, Finance
                                            Age 44; with the Company 16 years

                                            Jeffie L. Gatlin
                                            Vice President, MIS
                                            Age 63; with the Company 32 years

                                            James A. Gilmore
                                            Vice President, Marketing and Advertising
                                            Age 53; with the Company 30 years

                                            Ellen J. Kennedy
                                            Corporate Secretary
                                            Age 52; with the Company 33 years


SHAREHOLDER INFORMATION

Corporate Headquarters
Hancock Fabrics, Inc.
3406 West Main Street
Post Office Box 2400
Tupelo, Mississippi 38803-2400
Telephone: (662) 842-2834
Web site: http://www.hancockfabrics.com

Transfer Agent and Registrar
Continental Stock Transfer & Trust Co.
17 Battery Place
New York, New York 10004
Telephone: (212) 509-4000
Web site: http://continentalstock.com

Independent Accountants
PricewaterhouseCoopers LLP
1000 Morgan Keegan Tower
50 North Front Street
Memphis, Tennessee 38103

Form 10-K and Investor Contact
A copy of the Company's Form 10-K annual report as filed with the Securities and Exchange Commission is available to shareholders without charge upon written request. These requests and other investor inquiries should be directed to Mr. Bruce D. Smith, Chief Financial Officer, Hancock Fabrics, Inc., Post Office Box 2400, Tupelo, Mississippi 38803-2400.

Quarterly Financial Information Quarterly results and management's comments will be available to shareholders on the Company's Web site at http://www.hancockfabrics.com

Market Information
Hancock's shares are listed for trading on the New York Stock Exchange under the symbol HKF. The following table shows the high and low closing prices for Hancock's common stock for the fiscal quarters indicated:

                                      High            Low
-----------------------------------------------------------
2001
   First Quarter                     $ 8.32          $ 3.96
   Second Quarter                     11.85            7.50
   Third Quarter                      11.45            7.10
   Fourth Quarter                     14.98           10.50
-----------------------------------------------------------
Year Ended
   February 3, 2002                  $14.98          $ 3.96
===========================================================
2000
   First Quarter                     $ 4.00          $ 2.56
   Second Quarter                      4.69            3.56
   Third Quarter                       5.63            3.63
   Fourth Quarter                      4.75            3.38
-----------------------------------------------------------
Year Ended
   January 28, 2001                  $ 5.63          $ 2.56
===========================================================

As of April 15, 2002, there were 5,526 record holders of Hancock's common stock.